Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen California Select Quality Municipal Fund, Inc.
811-06294

The annual meeting of shareholders was held in the offices of Nuveen Investments on February 24, 2014; at this meeting the shareholders were asked to vote on the election of Board Members and the approval of an Agreement and Plan of Reorganization. The meeting was subsequently adjourned to March 17, April 4, and May 2, 2014.

Voting results for February 24, 2014 are as follows:

<c>Common & Preferred
shares voting together as a class
<c>Preferred
shares
To approve an Agreement and Plan of
Reorganization


   For
            5,484,623
              1,589
   Against
               420,497
                    -
   Abstain
               277,679
                    -
   Broker Non-Votes
          13,362,064
                    -
      Total
          19,544,863
              1,589



Proxy materials are herein incorporated by reference to the SEC filing on January 21, 2014, under Conformed Submission Type N-
14 8C, accession number 0000950123-14-014754